Millan Muzar
1265 Millburn Cr.
Cumberland Ont.
K4C 1C9


Re:      Employment agreement with Sidus Systems Inc.


Dear Millan,


         Concerning your position with Sidus in the capacity of Executive Vice President, I would like to formalize your compensation package as follows:

1) Effective March 1995 your base annual salary was set at $ 160,000.00

2) You will also be paid 1 % commission on the net profit of the company

3) You will participate in the employee stock option plan as approved by the Board of Directors.

4) Since you have been one of the key employees since 1984, should there be in the future a restructure of the company management due to the takeover, as a severance package you would be paid equivalent of your previous annual income; should the new management decide to terminate your services. HK



Henry Kalisky
President

/s/ Henry Kalisky